EXHIBIT 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13D, and any amendments hereto, relating to the shares of common stock, par value $0.001 per share, of Keyuan Petrochemicals, Inc. shall be filed on behalf of the undersigned.

August 11, 2016

Delight Reward Limited

By:	/s/ Chunfeng Tao
Name: Chunfeng Tao
Title: Director

Apex Smart Limited

By:	/s/ Chunfeng Tao
Name: Chunfeng Tao
Title: Director

/s/ Chunfeng Tao
Chunfeng Tao